Exhibit 3.2

CERTIFICATE OF DESIGNATION

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

COLLABRX, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

CollabRx, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation on March 17, 2015 pursuant to Section 151(g) of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Board of Directors (the “Board”) of CollabRx, Inc. (the “Corporation”) by the Corporation’s Certificate of Incorporation, and in accordance with the Delaware General Corporation Law (the “DGCL”), Section 151, the Board hereby designates the terms of the Series B Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

1.          Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 5,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series B Preferred Stock.

2.          Ranking. The Series B Preferred Stock shall rank, as to (a) the distribution of the assets upon any Liquidation Event (as defined below): (i) senior to the Common Stock and (ii) senior to all other classes and series of equity securities of the Corporation that by their terms do not rank senior to the Series B Preferred Stock (including the Series D Convertible Preferred Stock and the Series E Convertible Preferred Stock of the Corporation); and (b) the payment of dividends: (i) on parity with the common stock, par value $.01 per share (the “Common Stock”), of the Corporation, the Series D Convertible Preferred Stock of the Corporation and the Series E Convertible Preferred Stock of the Corporation, and (ii) senior to all other classes and series of equity securities of the Corporation that by their terms do not rank senior to the Series B Preferred Stock.

3.          Dividends. From and after the date of the issuance of any shares of Series B Preferred Stock, each holder of outstanding shares of Series B Preferred Stock (each, a “Series B Holder” and, collectively, the “Series B Holders”) shall be entitled to receive on account of such shares (participating pari passu with the holders of Common Stock), dividends in cash out of any funds of the Corporation legally available for the payment thereof, at the same time any dividend will be paid or declared and set apart for payment on any shares of any Common Stock, in an amount equal to the amount which such holder would have been entitled to receive if such Series B Preferred Stock were converted to Common Stock under Section 6(a) on the date such dividend is paid or declared and set apart for payment (for purposes of determining the dividends payable to the Series B Holders pursuant to this Section 3, it shall be assumed that all outstanding shares of Series B Preferred Stock are convertible on such date).

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4.          Liquidation Rights. Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), after payment of any distribution of assets or funds of the Corporation to holders of any other series of Preferred Stock ranking senior to the Series B Preferred Stock, but prior and in preference to any distribution of any assets or funds of the Corporation to any series of Preferred Stock ranking junior to the Series B Preferred Stock or to holders of any shares of Common Stock, the record holders of the Series B Preferred Stock shall be entitled to be paid, out of the assets and funds of the Corporation then available for distribution, an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price (as defined below) plus any declared but unpaid dividends on the Series B Preferred Stock. The Series B Original Issue Price shall mean $5,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with the respect to the Series B Preferred Stock (the “Liquidation Preference”). If the assets and funds of the Corporation available for distribution to the Series B Holders upon any liquidation, dissolution or winding up of the Corporation shall be insufficient to permit payment in full to such Series B Holders and the holders of any Preferred Stock ranking on a parity with the Series B Preferred Stock with respect to such distribution, then all such assets and funds shall be distributed ratably among the Series B Holders and such other holders in proportion to the full preferential amounts which such holders would otherwise have been entitled to receive. Any (a) consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the equity holders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) transaction or series of related transactions to which the Corporation is a party in which a majority of the Corporation's outstanding voting power is transferred (but excluding any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof); or (c) sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, for purposes of this Certificate of Designation will be deemed to be a Liquidation Event entitling the Series B Holders to receive the Liquidation Preference payable in cash. Notwithstanding the foregoing, transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 15, 2015, by and among the Corporation, Medytox Solutions, Inc. and CollabRx Merger Sub, Inc. (the “Merger Agreement”) shall not constitute a Liquidation Event.

5.          Restrictive Covenants. So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not take any of the following actions without first obtaining the affirmative written consent of Series B Holders holding at least a majority of outstanding shares of the Series B Preferred Stock:

(a)          authorize or issue additional shares of the Series B Preferred Stock; or

(b)          amend, alter or repeal any provisions of the Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock.

6.          Optional Conversion. The Series B Holders shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert:

(i)          Conversion Ratio: Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after December 31, 2015 and from time to time thereafter, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below). For purposes of this Certificate of Designation, the “Series B Conversion Price” shall be the product of (A) 0.9 times (B) the Market Price (as defined below):

The “Market Price” shall be calculated and fixed as of the Closing Date (as defined below) as follows: (i) if the Common Stock is traded on a national securities exchange, the average closing sales price of the Common Stock for the 10 trading days immediately preceding the Closing Date; or (ii) if the Common Stock is not traded on any national securities exchange but is quoted on an inter-dealer quotation system, the average of the closing bid and ask prices for the 10 trading days immediately preceding the Closing Date.

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“Closing Date” shall have the meaning ascribed to such term under the Merger Agreement.

(ii)         Recapitalization. If the outstanding shares of the Corporation's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of or any other interests in the Corporation by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Corporation, or other increase or decrease in such shares effected without receipt of fair and adequate consideration (as determined by the Board), occurring after the Closing Date, an appropriate adjustment shall be made by the Board to (i) the number and kind of shares of capital stock issuable upon exercise of the Conversion Rights; and/or (ii) the Series B Conversion Price. All adjustments under this Section 6(a)(ii) shall be made in good faith by the Board and shall be final and binding. For the avoidance of doubt, this clause (ii) is not applicable to the Parent Reverse Split (as defined in the Merger Agreement).

(iii)        Termination of Conversion Rights. In the event of a Liquidation Event, the Conversion Rights under this Section 6 shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Series B Holders.

(iv)        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(b)          Mechanics of Conversion.

(i)          In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation at the principal office of the Corporation that such holder elects to convert all or any of such holder’s shares of Series B Preferred Stock (a “Conversion Notice”) and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Corporation. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Corporation of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 6(a)(iv) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

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(ii)         Rights Upon Receipt of a Redemption Notice. For avoidance of doubt, the receipt by any Series B Holder of a Redemption Notice (as defined below) pursuant to Section 9 shall in no event restrict, limit or otherwise affect the Conversion Rights of such Series B Holder under this Section 6, and such Series B Holder may continue to exercise his, her or its Conversion Rights under this Section 6 in whole or in part, including without limitation relating to any shares of Series B Preferred Stock which would otherwise be the subject of any such Redemption Notice. If the Series B Holder desires to convert any shares of Series B Preferred that are the subject of a Redemption Notice, such Series B Holder shall deliver a Conversion Notice in accordance with this Section 6 no later than ten (10) business days prior to any Redemption Date specifying the number of shares of Series B Preferred he, she or it desires to convert. The number of shares of Series B Preferred Stock to be redeemed under any Redemption Notice shall be automatically reduced to the extent required (including without limitation to zero if necessary) in order to enable any applicable Series B Holder to convert the full number of shares of Series B Preferred Stock specified under any Conversion Notice.

(iii)        Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing any Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series B Conversion Price.

(iv)        Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only for the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 6(a)(iv) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(v)         No Further Adjustment. Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(vi)        Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax is not payable.

7.          Transfers; Right of First Offer. No Series B Holder may assign or transfer any shares of Series B Preferred Stock, except in accordance with the following provisions:

(a)          if any Series B Holder desires to, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”), all or any portion of any of the shares of the Series B Preferred Stock held by such holder or any economic interest therein to any person (including without limitation any other holder of the Series B Preferred Stock), such holder (the “Offeror”) shall so inform the other Series B Holders (the ''Offerees”) and the Corporation in writing (the “Offer Notice”), stating the number of shares that are the subject of such proposed Transfer (the “Offered Shares”), the proposed offer price thereof and any other material terms (including the identity of the prospective purchaser(s)) on which the Offeror offers to Transfer such shares;

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(b)          each of the Offerees shall have the right, but not the obligation, to purchase all (but not less than all) of the Offered Shares at the Purchase Price (as defined below) by delivering written notice (the “Offeree Acceptance Notice”) of such election to the Offeror within ten (10) days after the delivery of the Offer Notice. If more than one Offeree elects to purchase the Offered Shares (the “Electing Offerees”), the Offered Shares shall be allocated on a pro-rata basis among the Electing Offerees such that each Electing Offeree shall be entitled to purchase a percentage of the Offered Shares based upon a fraction, the numerator of which is the number of shares of Series B Preferred Stock held by the Electing Offeree and the denominator of which is the total number of Series B Preferred Stock held by all of the Electing Offerees;

(c)          if none of the Offerees makes an election to purchase all of the Offered Shares in accordance with Section 7(b), then the Corporation shall have the right, but not the obligation, to purchase all (but not less than all) of the Offered Shares at the Purchase Price by delivering written notice (the “Corporation Acceptance Notice”) of such election to the Offeror within ten (10) days after the expiration of the ten (10) day period set forth inSection 7(b);

(d)          If one or more Offerees elect to purchase the Offered Shares in accordance with Section 7(b), or the Corporation elects to purchase the Offered Shares in accordance with Section 7(c), such transaction shall be consummated at a closing which shall be held within thirty (30) days following delivery of the Offeree Acceptance Notice or the Corporation Acceptance Notice, as the case may be. The Purchase Price shall be payable at the option of the Offerees or the Corporation, as the case may be, in their or its sole and absolute discretion (i) in a lump sum at the closing or (ii) in twelve (12) equal monthly installments, with the first installment due and payable within thirty (30) days after the closing and a successive installment due and payable on each of the eleven (11) monthly anniversaries thereafter (with interest payable at the rate of 8% per annum and any unpaid installments being secured by the Offered Shares);

(e)          if none of the Offerees makes an election to purchase all of the Offered Shares in accordance with Section 7(b), and the Corporation does not make an election to purchase all of the Offered Shares in accordance with Section 7(c), then the Offeror shall be permitted to proceed with the proposed Transfer of the Offered Shares, and the Offeror shall have sixty (60) days following the expiration of the ten (10) day period set forth inSection 7(c) to consummate such proposed Transfer before the Offeror must again comply with the provisions of this Section 7.

(f)           For purposes of this Certificate of Designation, the term “Purchase Price” shall mean an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price plus any declared but unpaid dividends on the Series B Preferred Stock.

(g)          Notwithstanding anything to the contrary contained in this Section 7, a Transfer shall not include:

(i)          any Transfer of shares of Series B Preferred Stock pursuant to Sections 8 and 9 hereof;

(ii)         if a holder of shares of Series B Preferred Stock is an entity, any Transfer to any beneficial owner of such entity; provided, that, after any such Transfer, for purposes of Sections 8 and 9 hereof, the terms “holder” and “Series B Holder” shall be deemed to include both such transferor and such transferee;

(iii)        any Transfer to the children or spouse of a holder, or an entity solely owned or controlled by the children or spouse of a holder (and in which no other party has an interest, contingent or otherwise); provided, that, after any such Transfer, for purposes of Sections 8 and 9 hereof, the terms “holder” and “Series B Holder” shall be deemed to include both such transferor and such transferee; and

(iv)        in the case of multiple transfers of the same shares of Series B Preferred Stock under this clause (g), for purposes of Sections 8 and 9 hereof, the terms “holder” and “Series B Holder” shall be deemed to include all such transferors and such transferees.

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8.          Non-Competition. Notwithstanding anything contained in this Certificate of Designation, the Corporation shall have the right, in its sole and absolute discretion, to cancel any shares of a Series B Holder's Series B Preferred Stock for no consideration if at any time during the thirty-six (36) month period following the date on which such Series B Preferred Stock is issued (the “Restricted Period”) the holder of such Series B Preferred Stock (i) breaches any restrictive covenant provision in any employment agreement or consulting agreement to which the Series B Holder and the Corporation (or any subsidiary) may be parties, or (ii) directly or indirectly, enters into the employment of, renders any services to, engages, manages, operates, joins, or owns, lends money or otherwise offers other assistance to or participates in or is connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner. associate, consultant, sole proprietor or otherwise, any business (whether of such Series B Holder or another person or entity) (except for an ownership interest not exceeding two percent (2%) of a publicly-traded entity) that, directly or indirectly, is engaged in providing, selling, consulting with regard to or marketing any products or services that compete with the products and/or services of the Corporation or any of its direct or indirect subsidiaries anywhere in the United States or any other country in which the Corporation or any such subsidiary has customers, facilities, distributors or employees or does business.

9.          Redemption.

(a)          General. Unless prohibited by Delaware law governing distributions to stockholders, all or any portion of outstanding shares of Series B Preferred Stock may be redeemed by the Corporation at any time or from time to time in the discretion of the Board (except as provided in Subsection 9(e) below) at a price per share equal to the Purchase Price (for purposes of this Section 9, the “Redemption Price”), which shall be paid in cash to the applicable Series B Holder on a closing date (each, a “Redemption Date”) specified under the Redemption Notice (as defined below), but in no event later than sixty (60) days following the date of the Redemption Notice. The Corporation is not required to redeem the shares of the Series B Holders proportionately and may at any time redeem shares held by one Series B Holder or any number of Series B Holders in any combination. The allocation among the Series B Holders of shares of Series B Preferred Stock to be redeemed is solely at the discretion of the Corporation. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)          Redemption Notice. The Corporation shall send written notice of any redemption (the “Redemption Notice”) to each holder of record of Series B Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)          the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)         the Redemption Date and the Redemption Price;

(iii)        the date upon which the holder's right to convert such shares terminates (as determined in accordance with Subsection 6(b)(ii)); and

(iv)        for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

(c)          Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

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(d)          Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock (if any) shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

10.        Mandatory Conversion.

(a)          Annual Conversions. Commencing with December 31, 2016 and thereafter on each of December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020 (as any such date may be delayed pursuant to the penultimate sentence of this Subsection 10(a), each a “Mandatory Conversion Date”), an amount equal to twenty percent (20%) of the shares of Series B Preferred Stock originally issued to each Series B Holder (as such percentage shall be automatically adjusted from time to time to account for any voluntary conversions by a Series B Holder or redemptions by the Corporation prior to any Mandatory Conversion Date such that the Mandatory Conversions (as defined below) are made in equal installments on the Mandatory Conversion Dates and, as of the close of business on December 31, 2020, no shares of Series B Preferred Stock shall be issued or outstanding) shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price as determined in accordance withSection 4(a)(i) above (for avoidance of doubt, giving effect to the 10% discount contemplated thereunder) (each, a “Mandatory Conversion”) and such shares may not be reissued by the Corporation. For avoidance of doubt, the receipt by any Series B Holder of a Redemption Notice pursuant to Section 9 on a date which precedes any Mandatory Conversion Date but which specifies a Redemption Date thereunder which follows such Mandatory Conversion Date (as the same may be delayed pursuant to the penultimate sentence of this Section 10(a)) shall in no event restrict, limit or otherwise affect the Mandatory Conversion on such Mandatory Conversion Date, which shall proceed and occur as if no such Redemption Notice had been issued or otherwise delivered by the Corporation, and the number of shares of Series B Preferred Stock to be redeemed under the applicable Redemption Notice shall be automatically reduced to the extent required (including without limitation to zero if necessary) in order to enable the applicable Mandatory Conversion to be consummated in accordance with this Section 10 without limitation or other restriction. Notwithstanding the foregoing provisions of this Subsection 10(a), if, as of any Mandatory Conversion Date, the Common Stock of the Corporation is not an Actively Traded Security (as defined below), the Mandatory Conversion which otherwise would have occurred on such Mandatory Conversion Date shall be delayed and shall not occur until the first business day on which the Common Stock of the Corporation is an Actively Traded Security. For purposes of this Certificate of Designation, “Actively Traded Security” means, as of any applicable date of determination, the Common Stock of the Corporation has had an aggregate trading volume of at least One Million Dollars ($1,000,000) during the immediately preceding 10-day period.

(b)          Procedural Requirements. All holders of record of shares of Series B Preferred Stock shall be sent written notice of each Mandatory Conversion Date and the place designated for mandatory conversion of the applicable shares of Series B Preferred Stock pursuant to this Section 10 (a “Mandatory Conversion Notice”). Such Mandatory Conversion Notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each holder of shares of Series B Preferred Stock shall surrender his, her or its certificate or certificates for the applicable shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the applicable shares of Series B Preferred Stock converted pursuant toSubsection 10(a), including the rights, if any, to receive notices and vote such shares (other than as a holder of Common Stock), will terminate on the Mandatory Conversion Date (notwithstanding the failure of the Corporation to deliver the Mandatory Conversion Notice on or prior to such date or of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 10(b) or the last sentence of this Subsection 10(b). As soon as practicable after each Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock representing the same, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 6(a)(iv) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly. In the event any certificates surrendered to the Corporation for conversion pursuant to this Section 10 represent a number of shares of Series B Preferred Stock which is greater than the number of shares which are required to be converted as of the applicable Mandatory Conversion Date, as soon as practicable thereafter the Corporation shall issue to the applicable Series B Holder a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

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11.        Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

12.        Notices. All notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it at its principal executive offices and, if to any holder of Series B Preferred Stock, shall be delivered to such holder at such holder's address as it appears on the stock books of the Corporation.

13.        Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all Series B Holders by the affirmative written consent of Series B Holders holding at least a majority of the shares of the outstanding Series B Preferred Stock.

14.        Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each share of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (for purposes of determining the number of votes any share of Series B Preferred Stock may have pursuant to this Section 14, it shall be assumed that all outstanding shares of Series B Preferred Stock are convertible as of such record date); provided, however, that such number of votes for each share of Series B Preferred Stock shall not exceed the quotient obtained by dividing $5,000.00 by (i) if the Common Stock is traded on a national securities exchange, the closing sale price of the Common Stock on the trading day immediately preceding the Closing Date, or (ii) if the Common Stock is not traded on any national securities exchange but is quoted on an inter-dealer quotation system, the closing bid price of the Common Stock on the trading day immediately preceding the Closing Date. Except as provided by law or by the other provisions of the Certificate of Incorporation, Series B Holders shall vote together with the holders of Common Stock as a single class.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Preferred Stock of CollabRx, Inc. to be signed by its Chief Executive Officer on this 2nd day of November, 2015.

COLLABRX, INC.

By:	/s/ Thomas R. Mika
	Name:	Thomas R. Mika

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